Exhibit 10.70

31 July 1997

Prot. n. 07.31.02/AL

CNI Europe (The Netherlands) B.V.

Koningslaan 34

(1075 AD) Amsterdam

The Netherlands

Dear Sirs,

We wish to acknowledge receipt of your letter dated 23 July 1997 and are reproducing herebelow the text of the agreement contained therein in sign of our approval and full acceptance thereof.

“TELEVISION PROGRAMMING

DISTRIBUTION AGREEMENT

BETWEEN

STREAM S.p.A.

and

CNI EUROPE (THE NETHERLANDS) BV

STREAM SpA Via Salaria, 1021 00138 Roma

Telefono [39-6] 886631 Fax [39-6] 88663516

CCIAA Roma 785271 P.IVA 04619241005

Reg. Soc. Trib. Roma 143/94

Cap. Soc. L. 200.000.000.000

di cui versati L. 155.687.000.000

TABLE OF CONTENTS

1.	Definitions		1

2.	License		5

3.	Duties of CNI		5
	3.1	Programming Schedules	5
	3.2	Delivery	5
	3.3	Timing of Delivery	6
	3.4	Initial Programming Schedule and Initial Delivery Date	6
	3.5	Promotion	6
	3.6	Third Party Products	6
	3.7	Programming Requested by STREAM	6
	3.8	No Conflict	6
	3.9	Programming Director	7

4.	Duties of STREAM		7
	4.1	Distribution	7
	4.2	Channel Distribution Start-up	8
	4.3	Reception	8
	4.4	Subscriber Management	8
	4.5	Packaging	8
	4.6	Channel Placement	9
	4.7	Program Guide	9
	4.8	Integrity of Channel	9
	4.9	Non-Competition	10
	4.10	STREAM Activities	10
	4.11	Restrictions and Prohibitions	10
	4.12	Theft of Service	10
	4.13	Return of Tapes	10
	4.14	STREAM Controlled Subsidiaries	10

5.	Payment		11
	5.1	Subscriber Fee	11
	5.2	Amount of Payment	11
	5.3	Minimum Exclusivity Payments	12
	5.4	Timing of First Four Payments	13
	5.5	Due Dates and Complete Payments	13
	5.6	Accounting Statement	13
	5.7	Contest	13
	5.8	Type of Payment	14
	5.9	Late Charges	14
	5.10	Foreign Exchange Risk	14

	5.11	Tax Documentation	14
	5.12	Most Favored Nation	14

6.	Certification; Books and Records; Audit		14
	6.1	Annual Certification Statement	14
	6.2	Books and Records	15
	6.3	Audit Rights and Fees	15

7.	Procedure for Retention of Exclusivity		15
	7.1	Years 1 to 3	15
	7.2	Years 4 to 10	15
	7.3	Loss of Exclusivity	15

8.	Intellectual Property Rights and Trademarks		15
	8.1	CNI Ownership	15
	8.2	Marks	16
	8.3	Clearance	16
	8.4	Signal Distribution Capacity	16

9.	Advertising		16

10.	Representations and Warranties		16
	10.1	STREAM Representations and Warranties	16
	10.2	CNI Representations and Warranties	17

11.	Purchase Option		18
	11.1	Procedure to Exercise Purchase Option	18
	11.2	Accelerated Purchase Option	18
	11.3	Exercise Year	18
	11.4	Stock Percentages	18
	11.5	Exercise Price	18
	11.6	Timing of Exercise	20
	11.7	Stock Purchase Agreement	21
	11.8	Minority Protection Clauses	21
	11.9	Loss of the Purchase Option	21

12.	Regulatory Approvals and Condition Precedent		21
	12.1	Government Approvals and Program Clearance	21
	12.2	Loss of Regulatory Approval	22
	12.3	Condition Precedent	22

13.	Indemnification		22
	13.1	Mutual Indemnification	22
	13.2	Tax Indemnification	22

	13.3	Indemnification	23

14.	Termination		24
	14.1	Reorganization Proceedings	24
	14.2	Breach of the Agreement	24
	14.3	Breach of Payment Obligations	24
	14.4	Legal Enactments	24

15.	Confidentiality		24
	15.1	Non-Disclosure	24
	15.2	Subscribers Data	25
	15.3	Press Release	25

16.	Other Territories		25

17.	Corporate Guaranties		25

18.	Miscellaneous		25
	18.1	Force Majeure	25
	18.2	Collection Charges	25
	18.3	No Waiver	25
	18.4	Notices	26
	18.5	Assignment	27
	18.6	Entire Agreement	27
	18.7	Non-Agency	27
	18.8	Relationships with Subscribers	27
	18.9	Governing Law and Arbitration	27

SCHEDULES

SCHEDULE A - CHANNEL DESCRIPTION
SCHEDULE B - TECHNICAL REQUIREMENTS FOR BETACAM VIDEOTAPES
SCHEDULE C - PROMOTION
SCHEDULE D - SPECIFICATION OF STREAM ACTIVITIES
SCHEDULE E - CHANNEL VALUE WORKSHEETS

EXHIBITS

EXHIBIT A - CREATIVE NETWORK INTERNATIONAL (THE NETHERLANDS) BV CORPORATE GUARANTY
EXHIBIT B - TELECOM ITALIA S.p.A. CORPORATE GUARANTY

TELEVISION PROGRAMMING DISTRIBUTION AGREEMENT

This Agreement by and between Stream S.p.A. (“STREAM”), a corporation organized under the laws of the Republic of Italy, and CNI Europe (The Netherlands) BV (“CNI”), a company organized under the laws of The Netherlands.

RECITALS

WHEREAS, STREAM, which furnishes interactive multimedia cable services (such as Video on Demand, Home Banking, Home Shopping etc.), now intends to operate as a service provider in order to permit subscribers, by means of certain technical and commercial activities, to access, against payment, programs owned by or licensed to content providers (including, but not limited to, broadcasting entities) on a basic and/or premium basis and/or on a pay-per-view and/or NVOD basis, using the cable infrastructure and satellite delivered direct to home (the “DTH”);

WHEREAS, STREAM has/will enter into specific agreement(s) with the owner(s) and/or operators of cable distribution infrastructure, it remaining understood that the choice of the infrastructure to be used for distributing the Channel shall be effected at STREAM’s sole indisputable discretion, according to a general criterion of cost effectiveness;

WHEREAS, CNI has the ability to develop a television channel made mainly of performing arts and film programming created exclusively and customized for television distribution in the Territory by STREAM;

WHEREAS, CNI is the owner and/or licensor for the Territory of the programs comprising the Channel and is authorized to exploit the Channel in the Territory; and

WHEREAS, CNI and STREAM intend, by this Agreement, to regulate the commercial distribution of the Channel by STREAM to Subscribers in the Territory, such activity to include, but not be limited to, distribution of the Channel by means of cable and DTH, subscriber management and care, and relevant maintenance activities.

NOW, THEREFORE, for and in consideration of the premises, mutual covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, it is agreed between the parties as follows:

1.	Definitions.

In addition to the terms defined in the text of the Agreement, in the context of this Agreement:

Affiliate or a person Affiliated with STREAM means a Person (i) that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with STREAM, (ii) any corporation (and any parent or subsidiary thereof), organization or other Person of which STREAM is a co-venturer, partner or is, directly or indirectly, the beneficial owner of five percent or more of any class of equity thereof, (iii) any trust or other estate in which STREAM serves as a trustee or in similar fiduciary capacity, or (iv) any other Person which is so connected with, enjoys such a specially favored course of dealing with, or is otherwise so related to, STREAM as to prevent bona fide arm’s length dealing with STREAM. For purposes of this definition, Person means an individual or entity, including but not limited to, an estate, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency, or political subdivision thereof.

A-La-Carte Channel means a single channel provided to a Subscriber by STREAM which is not packaged with any other channel. For purposes of this definition, Telepiù 1, Telepiù 2, and Telepiù 3 in the aggregate shall count as a single channel, provided they are offered together. Otherwise, each “multiplex” channel of an A-La-Carte Channel shall be counted as a separate channel for purposes of this Agreement;

Average Monthly Subscribers means the number of actual Subscribers on the last day of the relevant month plus those on the last day of the previous month divided by two;

Benchmark Exchange Rate means the Lira to Dollar quarterly average exchange rate, published by Banca d’Italia in the “Supplementi al Bollettino Statistico - Indicatori Monetari e Finanziari - Bilancia dei Pagamenti - Quotazione in Lire delle Principali Valute” as of eighteen months after the Effective Date of this Agreement or as amended pursuant to Section 5.10;

Channel means the CNI compilation of non-film and film programming, together with any advertising and teletext in conformity with the applicable Italian and European Union laws, and as more particularly described in Schedule A;

Channel Package means any three or more channels provided together to a Subscriber by STREAM in a single subscription, whether A-la-Carte Channels or other channels;

Commercial Subscriber means each guest or patient room, whether or not occupied, of a hotel, motel, hospital, or similar entity providing temporary residence which is connected to the Channel, and bars, restaurants, and clubs which are connected to the Channel, provided that: (i) such facilities do not charge a separate admission fee, and (ii) to the extent that distribution to such facilities is compatible with the scope of CNI’s distribution rights to the programming comprising the Channel (which CNI shall notify to STREAM within three months of the Effective Date of this Agreement);

Control, Controls, or Controlled refers to the concepts of “controllo”, “società controllate”,and “società collegate” as defined in Section 2359 of the Italian Civil Code, as such Section is in effect on the date of this Agreement, except that affiliation (“collegato”) shall be presumed when one company can cast in the ordinary shareholders’ meeting at least 10% of the votes or 5% if the shares are quoted on a stock exchange;

Dollars or “$” means United States currency;

Initial Delivery Date means a date which is no later than five months from the Effective Date of this Agreement;

Initial Distribution Date means the first day of the month which is 30 days after the Initial Delivery Date;

Lira means Republic of Italy currency;

Package means any two channels provided together to a Subscriber by STREAM in a single subscription, whether A-la-Carte Channels or other channels;

Residential Subscriber means: (i) any household which is connected to the Channel (including, without limitation, each individual dwelling in each multiple dwelling), and (ii) each additional television or other device for which the Residential Subscriber has paid a supplemental subscription to receive the Channel;

Soccer Channel means only the channel which carries the Italian national A and B Divisions soccer championship (“Campionato Nazionale Di Calcio, Serie A e B”) and is offered on a pay-per-view soccer season basis;

Subscriber means Residential Subscribers and Commercial Subscribers that are connected to the Channel, whether or not they actually pay for it or view it;

Term means the period of time from the Effective Date of this Agreement to the end of Year 10;

Territory means the Republic of Italy, the State of the Vatican City, and the Republic of San Marino; and

Year 1 means the twelve month period starting on the Initial Distribution Date, and Year 2, 3, etc., refer to each consecutive twelve month period.

In addition to the terms defined in this Section, certain other terms are defined in the following Sections of this Agreement:

Term	Section
Accelerated Purchase Option	11.2
Acceptance	3.2
Additional Payments	5.2(c)
Adjusted Monthly Subscribers	11.5(a)(i)
Advance Payments	5.2(a)
Affiliate Distributor	5.12
Arbitration Panel	18.9
Channel Revenues	11.5(a)(ii)
Channel Value	11.5(b)
Content Review Period	3.1
Deficiency	5.2(d)
Delivery	3.2
Effective Date	12.3
Exercise Price	11.5
Exercise Year	11.3
Exercise Year Result	11.5(a)(ii)
Favored Fees	5.12
Financial Record Date	11.6
Increased Exercise Year Result	11.5(a)(ii)
Increased Subscriber Levels	11.5(a)(i)
Installments	5.2(b)
Marks	8.2
Minimum Exclusivity Payments	5.3
Monthly New Service Subscriber Fee	4.1
Net Advertising Revenues	9
Notice Month	11.2
Payment Credit	5.2(e)
Price Per Subscriber	11.5(a)(i)
Purchase Option	11.1
Reference Subscriber Level	11.5(a)(i)
Residual Value of the Channel	11.5(a)(ii)
Technical Review	3.2
Weighted Asset Value	11.5(a)(iii)
Weighted Present Value of Future Cash Flows	11.5(a)(ii)
Weighted Subscriber Value	11.5(a)(i)

2. License. Subject to the terms and conditions of this Agreement, CNI hereby grants to STREAM, and STREAM hereby accepts, the license to distribute, advertise, exhibit, market and promote the Channel for subscription pay television transmission and exhibition by any and all means of cable and satellite television transmission (including DTH) and by all other means of subscription pay television distribution (including non-standard pay television, whether or not on electronic media) and by Internet (but only to the extent compatible with the scope of CNI’s right to sell or license distribution rights to the programming comprising the Channel on the Internet) to Subscribers in the Territory during the Term. CNI and Creative Network International (The Netherlands) BV retain all right to sell or license distribution rights to the Channel or similar channels outside the Territory.

3. Duties of CNI.

3.1 Programming Schedules. Throughout the Term, CNI shall submit to STREAM programming schedules covering future programming. Commencing on the Initial Distribution Date, CNI shall submit such schedules to STREAM on the first day of the month which cover the programming month beginning approximately 60 days from the submission date. STREAM may review and comment upon the content of the programming schedules for a fifteen day period after such submission (the “Content Review Period”). During such Content Review Period, if STREAM requests any modification of the proposed programming schedules, the parties will use good faith efforts to mutually agree upon any suggested modification of the programming schedules. In the event the parties do not agree, the Programming Director of the Channel shall determine the final programming schedule in his or her sole discretion, unless STREAM has not retained exclusivity, in which case CNI shall determine the final programming schedule in its sole discretion. All programming identified in the programming schedules shall be in accordance with the specifications set forth in Schedule A.

3.2 Delivery. After the Content Review Period, CNI shall arrange for delivery to STREAM of the Channel videotapes and the playlists covering at least one month of programming (the “Delivery”). The playlist shall include: (i) identification of the Channel, (ii) titles and a forty character (maximum) synopsis for each title, (iii) broadcasting data (airdates), and (iv) approximate running time. CNI shall deliver the Channel by videotape in accordance with Schedule B, but shall reserve the right to deliver the Channel via any other suitable existing or hereafter devised technology compatible with STREAM’s playback and transmission standards, provided that CNI gives STREAM 60 days notice of use of new technology. STREAM shall have ten days from Delivery to notify CNI that the videotapes are not in accordance with Schedule B and/or the corresponding playlists (the “Technical Review”). If STREAM fails to provide such notice within the ten day period, Delivery shall be deemed accepted by STREAM (the “Acceptance”). Following Acceptance, STREAM shall waive all future right to contest Delivery and to deny payment with respect to such Delivery. CNI shall bear any and all costs relating to Delivery, and STREAM shall bear any and all costs relating to Technical Review. CNI may, in its sole discretion, deliver the Channel encrypted and compressed. In such cases, CNI shall provide STREAM with the necessary decoding equipment. CNI shall bear any and all costs relating to Delivery and decoding.

3.3 Timing of Delivery. Delivery of the Channel videotapes and playlists shall be no later than two weeks and 45 days, respectively, prior to each successive one month programming period, except for the initial Delivery as described below. Delivery shall be deemed to have occurred when the videotapes and/or the playlists have been delivered to the offices of STREAM indicated in Section 18.4.

3.4 Initial Programming Schedule and Initial Delivery Date. CNI shall submit to STREAM the programming schedule for the first two months of Year 1 within four months of the Effective Date. CNI shall complete Delivery of the initial two months of programming for the Channel on the Initial Delivery Date. On the Initial Delivery Date, CNI shall also provide: (i) a slide with the Channel logo, (ii) ten hours of evergreen tape, and (iii) twenty blank betacam SP back-up cassettes.

3.5 Promotion. CNI shall provide STREAM such promotional materials as are generally made available for promotion of pay-tv channels, as more particularly described in Schedule C. CNI shall be free to undertake any promotional initiatives aimed at optimizing the marketing of the Channel in the Territory. In the event CNI and STREAM agree that STREAM renders all or part of such additional promotional activities on behalf of CNI, then STREAM and CNI shall agree on the terms and conditions thereof. If STREAM has exclusivity under Section 7 hereof, all forms of promotion and advertising of the Channel shall include permanent and clear display of the trademark “STREAM” or any other trademark used by STREAM.

3.6 Third Party Products. CNI shall license rights to proprietary programming of third parties which meets the standards set forth on Schedule A (e.g.: Arts & Entertainment, Bravo, Ovation, PBS, or similar programming). CNI shall acquire from STREAM at market price, the pay-TV rights of all pay-per-view productions licensed or owned by STREAM which are suitable for the Channel’s programming pursuant to objective criteria to be agreed upon by the parties.

3.7 Programming Requested by STREAM. CNI shall produce special programming at the request of STREAM. If STREAM requests such special programming, STREAM and CNI shall agree prior to commencement of production, on a case by case basis, on an allocation of the expenses, revenues and intellectual property rights related to such special programming.

3.8 No Conflict. During the Term, CNI shall not exercise or perform nor authorize anyone else to exercise or perform any activity which conflicts with the rights of STREAM under this Agreement. CNI shall not sell or license distribution of the Channel on free-TV in the Territory.

3.9 Programming Director. Within three months of the Effective Date, STREAM shall interview and select a candidate for the position of initial Programming Director of the Channel. Such candidate shall have extensive experience in the acquisition and production of Italian and non-Italian television programming. CNI may elect to hire such candidate or veto the candidate at its discretion, provided that CNI provides STREAM with an explanation as to why a candidate is not suitable. Vacancies in the position of Programming Director shall be filled in the same manner whereby STREAM interviews and selects candidates and CNI elects to hire or to veto such candidates. CNI shall retain all right to terminate the relationship with the Programming Director at any time.

4. Duties of STREAM.

4.1 Distribution.

(a) STREAM is obligated to distribute the Channel in the Territory by any and all means of pay-television cable distribution which STREAM uses to distribute pay-television programming. If, and when, STREAM distributes channels via a STREAM owned or Controlled non-cable distribution system, STREAM shall be obligated to distribute the Channel in the Territory by such other system, whether now known or hereafter devised, including, without limitation, DTH, MMDS, and Internet (but only to the extent compatible with the scope of CNI’s right to sell or license distribution rights to the programming comprising the Channel on the Internet).

(b) For so long as STREAM has retained exclusivity under this Agreement, STREAM shall not exchange, sell, license, sub-license, or otherwise transfer any of its Packages to an Affiliated or non-Affiliated party’s distribution system without adding the Channel to such other distribution system.

(c) If, at any time, a STREAM Affiliate commences any non-cable distribution service which STREAM does not offer (the “New Service”), and STREAM does not either: (i) commence distribution of the Channel on the same type of non-cable distribution service within three months, or (ii) agree with the Affiliate to distribute the Channel on the New Service within three months, then STREAM shall waive its exclusive license under this Agreement for distribution of the Channel on such New Service. CNI may then elect to agree with the Affiliate to distribute the Channel on such New Service. If CNI so elects, the fee per subscriber paid per month by the Affiliate for distribution of the Channel on the New Service shall be the “Monthly New Service Subscriber Fee”.

(i) If, at any time, the applicable Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the quarter is less than the Installment due for such quarter, then the dollar amount of any Monthly New Service Subscriber Fees paid from a STREAM Affiliate to CNI for that calendar quarter shall be applied to reduce the balance of the Installment due from STREAM to CNI under Section 5.2(b).

(ii) If, at any time, the applicable Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the quarter does not equal or exceed the Minimum Exclusivity Payment due for such quarter, then the dollar amount of any Monthly New Service Subscriber Fees paid from a STREAM Affiliate to CNI for that calendar quarter shall be applied to reduce the balance of the Minimum Exclusivity Payment due from STREAM to CNI under Section 5.3.

(iii) If the applicable Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the quarter due from STREAM to CNI exceeds the relevant Minimum Exclusivity Payment, then the remaining Payment Credit shall be applied to reduce STREAM’s payment obligation to CNI of such amount which exceeds the Minimum Exclusivity Payment.

(iv) For purposes of Section 11.5(a)(i) if CNI and an Affiliate have entered into an agreement for distribution of the Channel on a New Service, for a minimum of eighteen months, the Reference Subscriber Level shall be increased by the number of subscribers to the New Service for the last month of the Exercise Year.

4.2 Channel Distribution Start-up. STREAM shall commence distribution of the Channel on the Initial Distribution Date.

4.3 Reception. STREAM shall maintain state-of-the-art facilities for reception and distribution of the Channel, as is reasonable from a business investment standpoint.

4.4 Subscriber Management. STREAM shall use its best efforts to obtain Subscribers. STREAM shall perform all activities related to subscriber management (e.g.: promotion, subscription, invoicing, collection, etc.) with respect to the Channel.

4.5 Packaging.

(a) STREAM shall include the Channel in all of its current and future Channel Packages.

(b) STREAM shall not eliminate the Channel from any Channel Package at any time, without the consent of CNI.

(c) STREAM shall not reconfigure or discontinue any existing Channel Package at any time, without the consent of CNI.

(d) if STREAM has retained exclusivity, STREAM shall include the Channel in the most widely distributed Package, provided that the number of subscribers to such Package exceeds the total number of Subscribers. If, however, as a result of this combined distribution the number of Subscribers is less than 65% of the total subscribers to STREAM’s channels, then the parties shall negotiate in good faith for a period of ninety days to agree on additional distribution of the Channel so that it reaches a minimum of 65% of the total subscribers to STREAM’s channels. If the parties fail to agree on a marketing solution which provides that the Channel reaches a minimum of 65% of the total subscribers to STREAM’s Channels, CNI may at its option: (i) remain a party to this Agreement, or (ii) withdraw from this Agreement, without STREAM or CNI liability for damages, upon ninety days notice to STREAM.

(e) STREAM shall not offer channels, other than the Channel, as A-La-Carte Channels unless they are considered “premium” channels, as such term is commonly understood in the industry.

(f) STREAM may, but shall not be obligated to, distribute the Channel as an A-La-Carte Channel.

(g) STREAM’s marketing of its channels shall favor the purchase of Channel Packages rather than A-La-Carte Channels.

(h) For purposes of this Agreement, the Soccer Channel shall not be considered as a “channel”, and the subscribers that subscribe to the Soccer Channel only shall not be included in the computation of 65% of the total subscribers to STREAM’s channels in Section 4.5(d).

4.6 Channel Placement. STREAM shall use its best efforts to offer the Channel via the same channel. STREAM shall use its best efforts to place the Channel between channels 10 and 15, and as close to 10 as possible.

4.7 Program Guide. STREAM shall include the Channel in its program guides and in all other promotional materials for its channels regardless of the medium of distribution. STREAM shall bear all costs thereof. CNI shall provide listings of one month of programming of the Channel to STREAM, every month at least six weeks before the start of the month in which such programs are to be transmitted. Such listing shall be as accurate as possible and CNI shall notify STREAM no later than seven days prior to the broadcast date of any change being made thereto. STREAM may use such information in any printed or electronic media in order to promote the commercial distribution of the Channel.

4.8 Integrity of Channel. STREAM shall distribute the Channel as provided by CNI without alteration, unless required by law.

4.9 Non-Competition. For so long as STREAM retains exclusivity under this Agreement, STREAM shall not, directly or indirectly, own, produce, or distribute any channel in the Territory which is substantially similar to the Channel as described on Schedule A and Section 3.6. For ten years from the Effective Date, STREAM shall not, directly or indirectly, own or produce any channel outside of the Territory which is substantially similar to the Channel as described on Schedule A and Section 3.6.

4.10 STREAM Activities. STREAM shall perform activities such as playback and transmission, technical support, tape storage, quality control, and uplink of satellite signal provided that STREAM distributes the Channel via DTH to Subscribers. These activities are more particularly described on Schedule D.

4.11 Restrictions and Prohibitions. STREAM shall use and distribute the Channel only as specifically authorized in this Agreement. Under no circumstances shall STREAM: (i) do anything which suggests or represents that any other programming is a part of the Channel or originated by CNI, (ii) offer the Channel on a pay-per-day, pay-per-story, or pay-per-view basis, or (iii) offer the Channel to Subscribers for subscription periods of less than one month.

4.12 Theft of Service. STREAM shall not (and shall not authorize other parties to) distribute or reproduce by any means any part of the Channel except as specifically authorized by this Agreement. If either STREAM or CNI have knowledge that any third party is transmitting, distributing, or reproducing any part of the Channel, or using any of the Marks other than as specifically authorized in this Agreement, STREAM and CNI shall immediately provide each other with all information known about such unauthorized use. STREAM and CNI shall cooperate in order to take all steps necessary to prevent such unauthorized reproduction or use. STREAM shall conduct such security audits and take such other actions as are reasonably necessary to prevent the Channel Subscribers or others from gaining unauthorized access to the Channel and will share with CNI the results of such audits. If the Channel is not, or cannot, be properly secured from unauthorized reception, CNI shall have the right to suspend Delivery upon sixty days notice until such time as the security breach is cured.

4.13 Return of Tapes. STREAM shall return to CNI, at CNI’s sole cost and expense, any videotape or other means of recording on which the Channel is recorded upon request of CNI, and within two months of such request.

4.14 STREAM Controlled Subsidiaries. STREAM agrees that references to STREAM in this Agreement shall also apply to all companies operating as pay-TV distributors which are “controllate” (pursuant to the first two paragraphs of Section 2359 of the Italian Civil Code, but excluding the definition of “collegate”) by STREAM. STREAM shall be obligated to cause such “controllate” companies to distribute the Channel if they distribute any channels. Additionally, STREAM shall cause such “controllate” companies to comply with all the terms and conditions of this Agreement.

5. Payment.

5.1 Subscriber Fee. The Subscriber Fee shall be the marginal fee per Subscriber set forth in the chart below opposite the applicable bracket of Average Monthly Subscribers:

Year of the Term	Average Monthly Subscribers brackets	Subscriber Fee (monthly)
1 to 3	0 to 799,999 800,000 to 1,300,000 1,300,001 to 1,700,000 more than 1,700,000	$ $ $ $	1.20 1.116 1.08 1.02

4 to 10 if exclusive	0 to 799,999 800,000 to 1,300,000 1,300,001 to 1,700,000 more than 1,700,000	$ $ $ $	1.00 0.93 0.90 0.85

4 to 10 if non- exclusive	0 to 799,999 800,000 to 1,300,000 1,300,001 to 1,700,000 more than 1,700,000	$ $ $ $	0.80 0.744 0.72 0.68

For example, in Year 4, if STREAM elects to retain exclusivity and the Average Monthly Subscribers in any month is equal to 1,500,000, then STREAM shall owe CNI: (799,999 x $1.00) + (500,001 x $0.93) + (200,000 x $0.90) for that month.

5.2 Amount of Payment.

(a) Advance Payments. Prior to the Initial Distribution Date, STREAM shall pay CNI two payments in the amount of $1,500,000 each (the “Advance Payments”). STREAM shall pay the Advance Payments on the dates set forth in Section 5.4, provided that CNI has submitted an invoice to STREAM.

(b) Installments. Following the Advance Payments, STREAM shall make ten quarterly payments to CNI in the amount of $1,500,000 each (the “Installments”). Except as set forth in Section 5.4, STREAM shall pay each Installment to CNI on the last day of the relevant calendar quarter, provided that CNI has submitted an invoice to STREAM.

(c) Additional Payments. Following the payment of the Advance Payments and the Installments, STREAM shall make quarterly payments to CNI of the sum of: the appropriate marginal Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the quarter (the “Additional Payments”).

(d) Deficiency Payments. Within forty-five days of the end of Years 1, 2, and 3, if the appropriate Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the previous Year is determined to be greater than the total payments made by STREAM for the relevant Year (the “Deficiency”), STREAM shall pay CNI the Deficiency.

(e) Payment Credit. Once STREAM has paid to CNI all of the Installments, STREAM shall be entitled to a credit equal to $3,000,000 (the “Payment Credit”). Whether or not STREAM has retained exclusivity pursuant to Section 7, at any time when STREAM owes CNI an amount which exceeds the relevant Minimum Exclusivity Payment (an “Excess Amount”), STREAM may apply the Payment Credit to reduce its payment to CNI of such Excess Amount. Thus, STREAM may only apply the Payment Credit to reduce its payment obligations to STREAM in calendar quarters where STREAM pays CNI at least the relevant Minimum Exclusivity Payment. The Payment Credit shall be applied in this manner until it has been credited in full. The Payment Credit shall not be used in the computation of the Exercise Price under Section 11.

5.3 Minimum Exclusivity Payments. For Year 4 to Year 10 if STREAM elects to retain exclusivity pursuant to Section 7, STREAM shall pay the applicable Subscriber Fee multiplied by the number of Subscribers for each applicable bracket of Average Monthly Subscribers for each month of the quarter. If STREAM has retained exclusivity, in no event shall STREAM’s total quarterly payments be less than the following “Minimum Exclusivity Payments”:

Year of the Term	Quarterly Minimum Exclusivity Payment
4	$2,250.000.00
5	$2,678,000.79
6	$3,515,999.79
7	$3,515,999.79
8	$5,639,999.79
9	$5,639,999.79
10	$6,149,999.79

5.4 Timing of First Four Payments. The first four payments from STREAM to CNI shall be paid as follows:

First Advance Payment	three months after the Effective Date

Second Advance Payment	Upon the first Acceptance

First Installment	the earlier of: (i) February 15, 1998, provided that the first Acceptance has occurred, or (ii) 30 days after the first Acceptance

Second Installment	the earlier of: (i) April 1, 1998, provided that the First Installment has been paid, or (ii) the first day of the calendar quarter immediately following the payment of the First Installment

5.5 Due Dates and Complete Payments. All Additional Payments from STREAM to CNI under this Agreement shall be paid to CNI in full within forty-five days of the end of each calendar quarter, provided that CNI has issued an invoice within fifteen days from the issuance of the relevant accounting statement. Subscriber Fees under this Section 5 shall be payable for each Subscriber regardless of whether STREAM actually charges or receives payment from such Subscriber.

5.6 Accounting Statement. Commencing from the Initial Distribution Date, STREAM shall deliver to CNI a quarterly written accounting statement no later than fifteen days from the end of each calendar quarter. At a minimum, the accounting statement shall indicate:

(i) the total number of STREAM’s subscribers as at respectively the last day of the prior month and the last day of each month of the relevant quarter;

(ii) the total number of Subscribers as at, respectively, the last day of the prior month and the last day of each month of the relevant quarter;

(iii) the Average Monthly Subscribers for each month of the relevant quarter;

(iv) the number of disconnections and the number of new Subscribers for each month of the relevant quarter; and

(v) the number of Channel Package and A-La-Carte Channel Subscribers, respectively, at the end of each month of the relevant quarter.

5.7 Contest. Any contest of such accounting statement on the part of CNI must be sent to STREAM within thirty days of receipt of such accounting statement and addressed to: Stream - Marketing Consumer Product Department. Any contest shall specify each individual item under dispute. Should the parties reach an agreement on an increase in the contested accounting statement, CNI shall issue an additional invoice covering such increase which shall be paid by STREAM within thirty days from receipt of same.

5.8 Type of Payment. Payments by STREAM to CNI shall be effected by bank transfer of immediately available funds in Dollars to an account designated by CNI. STREAM shall pay to CNI all amounts due under this Agreement plus V.A.T., where applicable. Payment shall be subject to withholding tax pursuant to any applicable Convention for the Avoidance of Double Taxation and any other applicable law.

5.9 Late Charges. Any amount invoiced by CNI and not paid by STREAM when due shall accrue late charges at the annual rate of five percent above the official discount rate set by Banca d’Italia and in force at the end of the relevant month. Each month CNI shall submit an invoice to STREAM for late charges, if any. The computation of late charges shall not be compounded.

5.10 Foreign Exchange Risk. If at any time during the Term, but no earlier than eighteen months after the Effective Date, the Lira to Dollar quarterly average exchange rate published by Banca d’Italia in the “Supplementi al Bollettino Statistico - Indicatori Monetari e Finanziari - Bilancia dei Pagamenti - Quotazione in Lire delle Principali Valute” fluctuates twenty percent above or below the Benchmark Exchange Rate, all amounts payable pursuant to this Agreement shall be subject to adjustment. All amounts payable pursuant to this Agreement shall be adjusted upward or downward, as the case may be, by an amount equal to fifty percent of the fluctuation. The published exchange rate showing such fluctuation shall then become the new Benchmark Exchange Rate.

5.11 Tax Documentation. Whenever required by law, CNI shall provide STREAM with all necessary tax documentation.

5.12 Most Favored Nation. CNI agrees that if at any time during the Term pursuant to Section 4.1(c), CNI allows any distributor that is an Affiliate of STREAM to distribute the Channel in the Territory or in any portion thereof, by any technology whatsoever (an “Affiliate Distributor”), and if CNI charges such Affiliate Distributor fees, provides volume discounts, penetration discounts, or caps or otherwise limits payments, or provides other terms or conditions which effectively provide discounts on fees, on a basis which, taken as a whole, are more favorable to such Affiliate Distributor than to STREAM hereunder (the “Favored Conditions”), then CNI shall incorporate into this Agreement the Favored Conditions effective as of the first day of the month following the date on which CNI first allows such Affiliate Distributor to distribute the Channel in exchange for the Favored Conditions. Nothing in the preceding sentence shall require STREAM to incorporate the Favored Conditions and such terms and conditions into this Agreement.

6. Certification; Books and Records; Audit

6.1 Annual Certification Statement. STREAM shall supply to CNI, within 90 days after the end of each calendar year or portion thereof during which this Agreement is in effect, a statement attested to by STREAM’s chief financial officer certifying the completeness and accuracy of all information contained in any of the reports and statements supplied to CNI by STREAM with respect to such calendar year. STREAM’s obligation to supply such statements shall continue until CNI has received all required statements.

6.2 Books and Records. During the Term and for five years thereafter, STREAM shall maintain complete and accurate records pertaining to the Channel for the preceding five years.

6.3 Audit Rights and Fees. During the Term and for five years thereafter and upon five days notice, CNI at its sole cost and expense shall have the right to audit during normal business hours, and to make copies of, any or all of STREAM’s books and records related to the distribution of the Channel. In the event any such audit reveals an underpayment of the fees due to CNI in excess of two percent of the fees reported and paid to CNI for the period in question, STREAM shall pay all costs of the audit in addition to the underpayment.

7. Procedure for Retention of Exclusivity.

7.1 Years 1 to 3. For Years 1 to 3, STREAM shall have the exclusive right to distribute the Channel in the Territory.

7.2 Years 4 to 10. For Years 4 to 10, STREAM may elect Year by Year to retain the exclusive right to distribute the Channel in the Territory. To do so, STREAM shall notify CNI at least one month prior to the beginning of the next Year and shall timely make the payments required under Section 5.3. If STREAM has purchased less than one hundred percent of the stock of CNI, STREAM shall continue to pay the relevant Subscriber Fees in an amount not less than the Minimum Exclusivity Payments as set forth under Section 5.3, in order to retain exclusivity.

7.3 Loss of Exclusivity. At any time during Years 4 to 10, if STREAM fails to elect to retain exclusivity for the following Year or fails to timely pay the Minimum Exclusivity Payments, STREAM shall forfeit its right to exclusivity for the remainder of the Term. STREAM may also waive exclusivity under this Agreement pursuant to the terms set forth in Section 4.1(c). In either event, CNI may grant a non-exclusive license to third parties to distribute the Channel in the Territory during the Term.

8. Intellectual Property Rights and Trademarks.

8.1 CNI Ownership. Except as may otherwise be agreed pursuant to Section 3.7, all right, title, and interest in and to the Channel and all advertising and promotional materials, ideas, formats, and concepts contained therein or used in connection therewith (including all copyrights) shall at all times be the sole property of CNI.

8.2 Marks. STREAM acknowledges that (a) copyright in the Channel remains exclusively with CNI and (b) the names, logos and all other trademarks and/or service marks of CNI and of the Channel (the “Marks”) and any variation thereof are, as between CNI and STREAM, the exclusive property of CNI, and STREAM shall not use the Marks in any manner whatsoever without prior consent of CNI. It remains understood that all costs associated with the protection of the Marks, including, but not limited to, the costs arising from any legal action that may be taken for the protection thereof, shall be borne by CNI. STREAM shall not insert its own Mark during the programming comprising the Channel. In addition, CNI agrees to allow STREAM to use CNI’s Marks and STREAM agrees to allow CNI to use STREAM’s Marks, in connection with any promotion activity carried out in the Territory. STREAM may use such information in any printed or electronic media in order to promote the commercial distribution of the Channel as provided under Section 4.7, but acknowledges that all copyright and other rights of similar nature in the Marks shall remain vested absolutely in CNI. STREAM shall not use the name or likeness of any person appearing in any programming of the Channel unless such person otherwise agrees and CNI pre-approves the usage in writing.

8.3 Clearance. CNI shall secure, at its own expense and prior to delivery of the Channel, all necessary rights, consents, licenses, clearances and authorizations from the copyright owners of the programs for STREAM’s unencumbered and peaceful performance of its activities hereunder. All necessary clearances or licenses from any collecting societies for the transmission of the Channel to the Subscribers in accordance with this Agreement shall be obtained and paid for by CNI. In connection with such clearances, STREAM shall assist CNI for their mutual benefit.

8.4 Signal Distribution Capacity. CNI retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the Channel as received and distributed by STREAM including, without limitation, the vertical blanking intervals, audio sub-carriers or channels and any other portions of the bandwidth that may be created or made usable or available from time to time whether as a result or conversion of the signal to a compressed, digital or other format or otherwise howsoever.

9. Advertising. In the event that the Channel shall include any form of advertising, STREAM shall be entitled to receive from CNI 20% of the net revenues generated by advertising on the Channel (the “Net Advertising Revenues”). The Net Advertising Revenues shall include all compensation received by CNI from advertisers minus all commission, expenses and other direct costs related to the advertising.

10. Representations and Warranties.

10.1 STREAM Representations and Warranties. STREAM represents, warrants and agrees as follows:

(a) it is duly organized, existing and in good standing under the laws of the Republic of Italy;

(b) it has the requisite power and authority to enter into this Agreement and to perform fully its obligations hereunder;

(c) it has all necessary authorizations, approvals, and consents awarded by the appropriate public authorities to carry out its obligations hereunder, and it shall maintain during the Term all material and necessary authorizations, to the best of its ability under the law;

(d) that no presently existing act of the Italian or European Union authorities prevents it from performing any of its obligations under this Agreement; and

(e) it complies and shall comply with all applicable laws relating to the distribution of the Channel in the Territory.

10.2 CNI Representations and Warranties. CNI represents, warrants and agrees as follows:

(a) it is duly organized, existing and in good standing under the laws of The Netherlands;

(b) it has the requisite power and authority to enter into this Agreement and to perform fully its obligations hereunder;

(c) it is the sole and absolute owner of the Channel, of the copyright pertaining to the Channel, and all rights associated with or relating to the exploitation of the Channel;

(d) it has not heretofore sold, assigned, licensed, granted, encumbered or utilized the Channel or any part thereof in any way that may affect or impair STREAM’s activity hereunder;

(e) it has access to products of the type described in Schedule A, including festivals and entertainment events;

(f) it shall obtain all necessary authorizations, approvals and consents awarded by the appropriate public authorities to carry out its obligations hereunder prior to the Initial Distribution Date, and it shall maintain during the Term all material and necessary authorizations, to the best of its ability under the law;

(g) that no presently existing act of the Dutch, Italian, or European Union authorities prevents it from performing any of its obligations under this Agreement; and

(h) it shall comply with all applicable laws relating to the content of the Channel.

11. Purchase Option

11.1 Procedure to Exercise Purchase Option. Commencing with Year 4, STREAM shall have the option to purchase stock of CNI (the “Purchase Option”) as set forth below, provided that: (i) STREAM has retained exclusivity for the then current Year and has paid the appropriate Minimum Exclusivity Payments as set forth under Section 5.3, and (ii) the Channel has at least 500,000 Subscribers. To exercise the Purchase Option, STREAM shall notify CNI no earlier than one month and no later than two months after the end of the relevant Year. After the notification to CNI, STREAM shall continue to make the payments required under this Agreement. Such payments shall not be credited against the price for the purchase of CNI’s stock.

11.2 Accelerated Purchase Option. STREAM shall also have the option to purchase all of the stock of CNI upon the earlier of: (i) reaching a level of 1,000,000 Subscribers, or (ii) reaching Year 5 (the “Accelerated Purchase Option”). To exercise the Accelerated Purchase Option, STREAM shall notify CNI no earlier than one month after: (i) reaching a level of 1,000,000 Subscribers, or (ii) the start of Year 5 (the “Notice Month”). After the notification to CNI, STREAM shall continue to make the payments required under this Agreement. Such payments shall not be credited against the price for the purchase of CNI’s stock.

11.3 Exercise Year. For purposes of the Purchase Option, the Year in which notice is given shall be the “Exercise Year.” For purposes of the Accelerated Purchase Option, the 12 months immediately preceding the Notice Month shall be the “Exercise Year.”

11.4 Stock Percentages. Notwithstanding the Accelerated Purchase Option, for Years 4 and 5 STREAM shall have the Purchase Option for no less than 25% and no more than 49% (in the aggregate) of the issued and outstanding stock of CNI. For Years 6 to 10, STREAM shall have the Purchase Option for no less than all of the remaining issued and outstanding stock of CNI owned by Creative Network International (The Netherlands) BV. STREAM may exercise the Purchase Option a maximum of three times.

11.5 Exercise Price.

(a) Valuation Factors. The price payable from STREAM to Creative Network International (The Netherlands) BV to exercise the Purchase Option or the Accelerated Purchase Option (the “Exercise Price”) shall be based on three factors: (i) the level of Subscribers, (ii) the present value of future cash flows, and (iii) the assets of the Channel. Each of the three factors shall be weighted 55%, 35%, and 10%, respectively. The Exercise Price shall be computed in accordance with Schedule E as follows:

(i) Level of Subscribers. The Average Monthly Subscribers (plus the average Monthly New Service Subscribers, if applicable) for the last month of the Exercise Year shall be the Reference Subscriber Level. To reflect Subscriber increases for each of the four years following the Exercise Year, the Reference Subscriber Level shall be increased by twenty percent compounded for each of the next four years to determine the Increased Subscriber Levels. The sum of the Reference Subscriber Level and the four Increased Subscriber Levels shall be divided by five to set the Adjusted Monthly Subscribers. The Adjusted Monthly Subscribers shall be multiplied by the Price Per Subscriber and the product thereof shall be multiplied by fifty-five percent to set the Weighted Subscriber Value.

If the Average Monthly Subscribers for the ninth month after the Exercise Year are higher than the Reference Subscriber Level and STREAM has offered the Channel on a new or newly acquired platform or platforms (i.e., a platform which at no time during the Exercise Year was used to distribute the Channel), then STREAM shall make a supplemental payment of the Exercise Price to CNI equal to the amount that results from substituting the Reference Subscriber Level with the average monthly new platform Subscribers for the ninth month after the Exercise Year into the calculation of the Weighted Subscriber Value. This supplemental payment shall be made no later than ten months after the end of the Exercise Year.

The “Price Per Subscriber” shall be equal to $15.00 per Subscriber if the Exercise Year is Year 4, or if the Notice Month is in Year 4 or before. Additionally, the “Price Per Subscriber” shall be increased by a $5.00 bonus per Subscriber if the Channel is perceived by the Subscribers to be in the “top” 25% of STREAM’s channels (excluding the Soccer Channel, pay-per-view, A-La-Carte, and Packages) at the time when STREAM exercises the Purchase Option or the Accelerated Purchase Option for one-hundred percent of CNI. Each party shall appoint a nationally or internationally recognized market research firm, and the market research firms will jointly poll the Subscribers to rank each of STREAM’s channels included in the Channel Packages (excluding the Soccer Channel, pay-per-view, A-La-Carte, and Packages) based on the channel’s importance in the Subscriber’s decision to subscribe to any Channel Package. If these two firms do not agree on a joint conclusion, the two firms shall jointly appoint a third market research firm to make a final decision. If a party fails to appoint the market research firm, the other party shall request the President of the Rome Tribunal to appoint a market research expert. The decision of the two firms (or the third, as the case may be) shall be binding upon the parties. Each party shall pay fifty percent of the aggregate cost of the market research. After Year 4, the Price Per Subscriber and the $5.00 bonus shall be increased by the consumer price index published by ISTAT compounded each year to account for inflation.

(ii) Present Value of Future Cash Flows. For purposes of the Purchase Option, the sum of the payments from STREAM to CNI in the Exercise Year plus any other revenues paid in the Exercise Year to CNI which directly relate to the Channel (the “Channel Revenues”) minus the CNI expenses which directly relate to the Channel in the Exercise Year shall determine the income or loss of the Channel for the Exercise Year (the “Exercise Year Result”). However, for purposes of the Accelerated Purchase Option, the payments due from STREAM to CNI for the Notice Month plus any other revenues paid with respect to the Notice Month to CNI which directly relate to the Channel (the “Channel Revenues”) minus the CNI expenses which directly relate to the Channel in the Notice Month, and multiplied by twelve shall determine the income or loss of the Channel for the Exercise Year (alternatively, the “Exercise Year Result”).

Inter-company payments and any payment from STREAM to CNI of the Exercise Price shall be excluded from the computation of the Channel Revenues and expenses. The Payment Credit shall be excluded from the computation of the Channel expenses. If the Exercise Year Result is a negative number, it shall be treated as equal to zero. To reflect Subscriber increases for each of the four Years following the Exercise Year, the Exercise Year Result shall be increased by twenty percent compounded for each of the next four Years and shall be multiplied by 0.909, 0.826, 0.751 and 0.681, respectively, to determine the Increased Exercise Year Results. The Residual Value of the Channel shall be determined by: (i) multiplying the Exercise Year Result by 2.48832, (ii) dividing that product by 0.10, and (iii) then multiplying the quotient by 0.621. The sum of the four Increased Exercise Year Results and the Residual Value shall be multiplied by thirty-five percent to set the Weighted Present Value of Future Cash Flows.

(iii) Channel Assets. The depreciated value of the Channel assets reflected on the combined financial statements of CNI and other companies which hold Channel assets, as of the last day of the Exercise Year or as of the last day of the Notice Month, as the case may be, shall be multiplied by ten percent to set the Weighted Asset Value. Where applicable, civil, not tax, values shall be used.

(b) Channel Value. The sum of the Weighted Subscriber Value, the Weighted Present Value of Future Cash Flows and the Weighted Asset Value equals the current value of the Channel (the “Channel Value”).

(c) Price Payable. The Exercise Price shall be determined by multiplying the Channel Value by the percentage of CNI’s stock which STREAM is going to purchase.

(d) Payment Date. STREAM shall pay Creative Network International (The Netherlands) BV the Exercise Price no later than 120 days from the Financial Record Date, as defined below.

11.6 Timing of Exercise. CNI shall deliver to STREAM CNI’s financial statements with respect to the Channel within thirty days from the end of the calendar year in which STREAM has declared its intention to exercise the Purchase Option, or within thirty days of the Notice Month. After delivery of the financial statements to STREAM, CNI and STREAM shall execute the stock purchase agreement on a date (the “Financial Record Date”) no later than thirty days from delivery of CNI’s financial statements to STREAM by CNI. STREAM shall pay the Exercise Price by bank transfer to an account designated by CNI of immediately available funds in Dollars within ten days of the Financial Record Date.

11.7 Stock Purchase Agreement. Immediately upon notification by STREAM of its intent to exercise the Purchase Option or the Accelerated Purchase Option, STREAM and Creative Network International (The Netherlands) BV shall begin good faith negotiations for the purpose of executing an agreement for the purchase of CNI’s stock by STREAM to be effective immediately after the end of the year in which STREAM declared its intention to exercise the Purchase Option, or at the end of the Notice Month, as the case may be. Such stock purchase agreement shall contain all warranties and representations customary in agreements of this kind.

If Stream purchases one hundred percent of the Stock of CNI, Creative Network International (The Netherlands) BV shall represent and warrant to STREAM that CNI has the right and the full capability to autonomously produce the Channel for the Territory. For this purpose, Creative Network International (The Netherlands) BV shall take all appropriate measures including, but not limited to: (i) training of CNI’s staff, and (ii) provision of CNI U.S., Inc.’s services to CNI at cost. Additionally, the stock purchase agreement will provide that STREAM may not distribute the Channel outside of the Territory without the express written consent of Creative Network International (The Netherlands) BV. The stock purchase agreement shall also include representations and warranties from Creative Network International (The Netherlands) BV to STREAM that there will be no material increase in the cost of production of the Channel for the three months immediately following STREAM’s purchase.

11.8 Minority Protection Clauses. Upon STREAM’s exercise of the Purchase Option for the purchase of a minority percentage of CNI’s stock, Creative Network International (The Netherlands) BV and STREAM shall cause CNI to modify its Articles of Incorporation in order to protect STREAM’s minority interest. In particular, CNI and STREAM shall cause CNI to modify its Articles of Incorporation so as to provide for:

(a) appointment of Directors in direct proportion to stock owned, fractions to be rounded down;

(b) a five member Board of Directors and a quorum of four Directors with Board of Directors resolutions to require a majority vote of the directors present; and

(c) STREAM’s right of first offer on any Creative Network International (The Netherlands) BV sale of CNI stock.

11.9 Loss of the Purchase Option. In Years 4 to 10, if STREAM has failed to retain exclusivity as set forth under Section 7 or has failed to pay the Minimum Exclusivity Payments as required under Section 5.3 within forty-five days of notice of failure to pay, STREAM shall forfeit its Purchase Option and the Accelerated Purchase Option for the remainder of the Term.

12. Regulatory Approvals and Condition Precedent.

12.1 Government Approvals and Program Clearance. CNI, and its subsidiaries if necessary for the performance of CNI’s obligations under this Agreement, and STREAM shall each maintain all necessary governmental and regulatory permits, licenses, approvals and clearances (including, without limitation, with respect to the content of programming) required for the production and distribution, as applicable, of the Channel in the Territory.

12.2 Loss of Regulatory Approval. Each party shall promptly notify the other in the event that any necessary governmental or regulatory permit, license, approval or clearance is likely to be or has been withheld, delayed, terminated, or rendered conditional and shall promptly communicate to the other party all information known to it. No party shall be liable for any losses incurred by the other party on account of any withholding, delay or termination of any governmental and regulatory permits, licenses, approvals and clearances or any conditions imposed thereon. The withholding, delay or termination of any necessary governmental and regulatory permits, licenses, approvals and clearances shall not release the parties from their obligations hereunder.

12.3 Condition Precedent. This Agreement is subject to the condition precedent that CNI (or its affiliates, if applicable) secure any and all necessary governmental and regulatory permits, licenses, approvals, and clearances required for the performance of its obligations under this Agreement. CNI shall use its best efforts to secure any and all such permits or other authorizations. The date upon which CNI (or its affiliates, as the case may be) has obtained any and all such permits or other authorizations shall be the “Effective Date” of this Agreement. CNI shall notify STREAM promptly upon receipt of such permits or other authorizations, or upon receipt of confirmation that no such permits or authorizations are necessary, whichever the case may be, and the date of such notice shall be the Effective Date. In the event that CNI can not obtain the necessary permits or other authorizations within six months after the date of this Agreement, after making good faith efforts to do so, CNI shall notify STREAM of its inability to obtain such permits or other authorizations, and this Agreement shall be null and void and of no effect.

Additionally, this Agreement is subject to the condition precedent that Telecom Italia S.p.A. enter into the guaranty contemplated by Section 17 and attached hereto as Exhibit B within 10 days of the date of this Agreement. If Telecom Italia S.p.A. does not enter into such guaranty within 10 days, this Agreement shall be null and void and of no effect.

13. Indemnification.

13.1 Mutual Indemnification. The parties shall indemnify and hold each other, their Affiliates (including, in the case of CNI, its program suppliers) and the officers, directors and employees of all of the foregoing, harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and related costs) arising out of the breach or alleged breach of any representation, warranty or obligation of the other party.

13.2 Tax Indemnification. STREAM shall pay and hold CNI harmless from and against all taxes, franchise fees, and other similar or dissimilar charges (other than taxes based on CNI net income) arising out of the provision of the Channel as contemplated under this Agreement to the Subscribers or the sale, rental, license, exhibition, possession or use of the Channel or any equipment used in connection with the Channel by STREAM. CNI shall pay and hold STREAM harmless from and against all taxes, franchise fees, and other similar or dissimilar charges (other than taxes based on CNI net income) arising out of the production of the Channel for provision to Subscribers by STREAM as contemplated under this Agreement.

13.3 Indemnification.

(a) For the purposes of this Section 13.3, the term “Indemnitee” shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 13.1 or 13.2. The term “Indemnitor” shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

(b) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Failure to provide the Indemnitor notice within one year of the event giving rise to the claim or within one year of the claiming party’s knowledge of the event shall relieve the Indemnitor of its obligations hereunder. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a “Third Party Claim”), the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligations to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only payment of money by the Indemnitor. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

14. Termination. CNI and STREAM shall have the right to immediately terminate this Agreement by notice to the other party in the event of any of the following:

14.1 Reorganization Proceedings. The other party becomes insolvent, seeks relief under any insolvency statute, is placed in receivership or makes any assignment for the benefit of creditors, or if anything analogous to or having a substantially similar effect to any such events shall occur under the laws of any applicable jurisdiction.

14.2 Breach of the Agreement. The other party breaches any of its material obligations under this Agreement. Upon receiving warning of termination due to breach of the Agreement, the warned party shall have a maximum of thirty days from the day of such warning to cure the breach. If such breach is timely cured the warning of termination shall be null and void.

14.3 Breach of Payment Obligations. STREAM fails to timely and entirely make any payment due to CNI. Upon receiving warning of termination due to breach of STREAM’s payment obligations, STREAM shall have a maximum of thirty days from the day of such warning to cure the breach. If such breach is timely cured the warning of termination shall be null and void.

14.4 Legal Enactments. If at any time during the Term there are any new Italian or European Union not presently existing legal enactments, of any kind, that affect either party’s ability to comply fully with its obligations hereunder, if after negotiations in good faith between the parties to amend the Agreement to comply with such legal enactments, a new agreement is not concluded, the other party shall have the right to terminate this Agreement by notice to the effected party. It is however hereby understood that if as a result of any law, legal enactment, or governmental order any limitation is imposed on the area upon which, or on the means through which, STREAM may legitimately perform its activities hereunder, the present Agreement shall remain valid and binding and STREAM’s activities shall be rendered with respect to those parts of the Territory and/or means where STREAM may legitimately render the same. In the foregoing case, the parties agree to negotiate in good faith a revision and/or amendment to the present Agreement, including but not limited to an amendment providing for STREAM’s right to assign any of its obligations to any other operators, which takes into account the effects of any such law or legal enactment or governmental order.

15. Confidentiality.

15.1 Non-Disclosure. For the Term and for five years thereafter, each party shall, and shall use its best efforts to procure that its directors, officers, and employees shall not disclose to any third party any of the terms and conditions of this Agreement or any information concerning the other party, except in compliance with a legal disclosure obligation involuntarily incurred which has been notified to the other party promptly before such disclosure and which that other party has been given reasonable opportunity to resist. Each party shall not use any information concerning the other party except for the performance of this Agreement. To this purpose, the parties shall only divulge such information to such of their employees as need to know the same.

15.2 Subscribers Data. The names and data of the Subscribers, as well as any information regarding any other content provider, is the exclusive property of STREAM. CNI shall be entitled to obtain information on the Subscribers for promotion of the Channel or for any other reasonable purpose.

15.3 Press Release. The parties agree that all STREAM press releases with respect to the Channel shall be pre-approved by CNI.

16. Other Territories. Within three months of the Effective Date, CNI shall notify STREAM whether the licensing of distribution rights for the Italian speaking portion of Switzerland has a cost in addition to that for the licensing of distribution rights for the Territory. If there is no additional cost for licensing distribution rights for the Italian speaking portion of Switzerland and STREAM notifies CNI before the end of Year 1 that it has obtained the right to distribute pay-TV programming in the Italian speaking portion of Switzerland, then the Territory shall include the Italian speaking portion of Switzerland.

17. Corporate Guaranties. Until the fourth anniversary of this Agreement, Creative Network International (The Netherlands) BV shall guarantee the performance of CNI under this Agreement up to $6,000,000 by means of the corporate guaranty attached hereto as Exhibit A. Creative Network International (The Netherlands) BV shall have sufficient capital to comply with its guaranty obligations hereunder. Until such time as the Advance Payments and the Installments have been paid, Telecom Italia S.p.A. shall guarantee the performance of STREAM under this Agreement up to $18,000,000 by means of the corporate guaranty attached hereto as Exhibit B. Telecom Italia S.p.A. shall have sufficient capital to comply with its guaranty obligations hereunder.

18. Miscellaneous.

18.1 Force Majeure. Neither party shall be liable to the other for failure to perform its obligations under this Agreement, if due to act of God, civil war or strife, hostilities (whether war be declared or not), act of foreign enemy, invasion, war, rebellion, strikes, lockouts or other industrial disputes or actions, breakdown of facilities or satellite failure.

18.2 Collection Charges. STREAM shall reimburse CNI for reasonable out of pocket collection charges incurred by CNI to collect any unpaid amounts owed it hereunder by STREAM. If any legal proceeding is brought by either party to enforce any part of this Agreement, the prevailing party shall be entitled to recover, in addition to all other relief, reasonable attorneys’ fees and expenses.

18.3 No Waiver. No delay or failure of a party to exercise, and no partial exercise of any right, power, or privilege shall constitute a waiver thereof.

18.4 Notices. All notices, consents, waivers, authorizations or other communications given under this Agreement shall be in writing and be given by registered mail return receipt requested or by facsimile transmission at the respective addresses of the parties set forth below or at the most current address as may be supplied by each party to this purpose. Notices shall be deemed to have been given when received by the addressee, if by mail, or when the proper answerback code is received by the sender, if by facsimile.

If to CNI:

Three Radnor Corporate Center, Suite 300

Radnor, Pennsylvania 19087 USA

Fax:    (610) 995-2697

Attention:    Michael Kennedy

With a copy to:

Baker & McKenzie

One Prudential Plaza

130 E. Randolph Drive

Chicago, Illinois 60601

Fax: (312) 861-2899

Attention:    Robert Knuepfer

If to STREAM:

STREAM S.p.A.

Via Salaria, 1021

00138 Rome, Italy

Fax:    (39-6) 88663364

Attention:    Tommaso Maria Lazzari

With a copy to:

Studio Avvocati Associati

Via degli Scipioni, 288

00192 Rome, Italy

Fax:    (39-6) 3203502

Attention:    Fabio Brembati

18.5 Assignment. Except as provided below or by operation of law, neither party may assign its obligations hereunder to a third party without the other party’s prior written consent, which shall not be unreasonably withheld. Provided, however, that any permitted assignee must assume in writing all of the obligations of the assignor and must provide proper commercial assurances as to demonstrate the ability of such assignee to perform its obligations. Notwithstanding the above, either party may assign the benefit of this Agreement to any third party, provided that the parties shall remain jointly responsible with any such assignee for the performance of their obligations hereunder.

18.6 Entire Agreement. This Agreement, inclusive of Schedules A, B, C, D and E shall constitute the entire agreement between the parties in relation to the subject matter hereof and supersedes any prior agreements between them and may not be amended except in writing executed by both parties. The parties have not relied on, and shall have no right of action in respect of, any representation, warranty or promise in relation to such subject matter unless expressly set out in this Agreement.

18.7 Non-Agency. Nothing in this Agreement shall create, or be deemed to create, a joint venture, principal-agent relationship or partnership relationship between the parties and neither party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other party.

18.8 Relationships with Subscribers. No Subscriber (or any other third party) shall be deemed to have any direct or indirect contractual or other relationship with CNI or acquire any rights whatsoever by virtue of this Agreement. STREAM acknowledges that it, and not CNI, shall be solely responsible for all claims and matters relating to Subscribers except to the extent that (i) such claims or matters are the result of the content of the Channel and (ii) STREAM is indemnified with respect to such claims and matters pursuant to Section 13.

18.9 Governing Law and Arbitration. The governing law of this Agreement shall be the substantive law of the Republic of Italy, excluding its conflict of laws rules. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three arbitrators (the “Arbitration Panel”). The place of arbitration shall be London, England. The language of the arbitration shall be English.

SCHEDULE A

CHANNEL DESCRIPTION

A. Service Profile

The Channel will aim at the world of culture, arts and entertainment. The identity of the Channel will be that of an “intelligent television channel”, which is able to ‘sign’ its creative choices and to build credibility. The editorial profile will be tailored to the habits of the Italian viewer through constant anchors, such as emphasis on certain genres and on new faces. The Channel will be created exclusively for the Italian viewer, but it will embrace the world’s pulse, instead of being strictly Italian. Its identity will propose a new ‘Point of View’ concentrating on high quality entertainment of all possible genres, and not on traditional cultural contents. The target viewer of the Channel would be aged between 25 and 50, well educated, with a medium-high income, but not necessarily consumer oriented (quality rather than quantity); his interest in the world of culture and entertainment is high and selective, and an essential key to understand and create his lifestyle.

The content of the Channel will be comprised of films, documentaries, performing arts music and other programming produced in Italy, the United States, and other relevant international markets. All programming will be exhibited in its Italian version, which will be consistent with the standards of the Italian television broadcasting industry. The following genres represent the core of the Channel:

FILMS:

Film programming will include new works, classics and critically acclaimed titles released by both studios and independent producers, both from Italy, US, and abroad. Films will be feature length and short form.

DOCUMENTARIES:

Italian and international documentaries about the world of culture, arts, music and entertainment, as interview specials, artist profiles, “making of’s”, “behind the scenes”, etc, but also repackaged Italian archive footage.

MUSIC AND PERFORMING ARTS:	Concerts, events and festivals of Classical Music, Jazz, Pop, Rock, and new types of music, with focus on Italian taste.

OTHER PROGRAMMING:

Travel, theater, books, fashion, trends, politics, sports, etc. For all of these genres the Channel will create forms of programming (wraps, reportages, magazines) and packaging suitable to its programming profile.

B. Service Format

The Channel will be comprised of an 8 hour program block rotated 3 times per day for a total of 24 hours each day. After Year 5, if the Channel has a minimum of one million Subscribers, then the Channel will be comprised of a 12 hour program block rotated 2 times per day for a total of 24 hours each day. The Channel will be designed as an advertiser supported service. Formatted with 8-10 commercial minutes per hour. The premiere block of programming will be time shifted to begin at prime time each day.

C. Channel Composition

To the extent permitted by the applicable laws, the Channel will be comprised of Italian, US and other international programming of the genres listed in Section A and as outlined below:

% of Programming by Category:

40%-50% Films

10%-20% Documentaries

10%-20% Other programming

10%-20% Interstitial programming and program hosts

10%-20% Music and performing arts

Films:

20%-40% Italian

20%-40% US

10%-20% European

10%-20% Other International

The Channel will include a minimum of 100 new to the Channel (Italian dubbed) films per year, and will seek to include an additional 30 (Italian subtitled) films per year, to reach a target of 130 newly acquired titles per year. CNI will use reasonable efforts to ensure that at least 20% of the film titles will be seven (7) years old or newer. The “new to the Channel” films will comprise winners of Italian and international festivals, critically acclaimed titles, and successful niche films. Each film of the total yearly amount will not be exhibited more than once during the hours of 21:30-23:00 within a ten month period during each calendar year.

Non-Film:

The Channel will include a minimum of 100 new to the Channel hours of non-film product per year, and will seek to include an additional 75 hours of non-film product per year, to reach a target of 175 hours per year. Non-film programming will consist of documentaries, music and performing arts, interstitial and other programming.

SCHEDULE B

TECHNICAL REQUIREMENTS FOR BETACAM VIDEOTAPES

This document describes the technical requirements for program materials to be used by CNI for origination of television programming. All specifications shown herein apply to Betacam SP 1/2” tapes.

FORMAT FOR VIDEO SUBMASTER

Information shall be recorded on Betacam SP Metal long cassette format only. Each cassette shall have fifteen seconds of color black followed by one minute of spit-field color bars (EBU fulfilled or SMPTE standard) at the head of the tape. Color bars shall be followed by one minute of color black prior to program information. The end of program material of each reel shall transition directly to color black. Color black shall continue until the end of the tape.

The program shall be uninterrupted on any reel. No extraneous information, such as slugs or countdown clocks shall be contained within, at the beginning, or end of the program.

There shall be no overlap of program material between reels.

Where programs are broken into more than one reel, there should be, if possible, a minimum of one second of audio without dialogue at either the beginning or end of program for each reel. This will allow transitions between reels without disturbing dialogue.

Color bar video information shall be accompanied by 1 Kilohertz audio tone at +4 dBm on all audio tracks. During the 15 second period of black preceding color bars, the one minute of black after color bars, and the portion of black tape at the end of the reel, audio shall be silent on all tracks with the exception of time code.

Both color and monochrome programs shall meet EIA RS170A standards for levels and timing of signal components. Monochrome programs shall contain color burst at its customary location.

Color programs shall use PAL-BG encoding techniques, except where the master tape is recorded in component video. In this case color difference signals should be used, if possible. These color differences signals (Y, R-Y, B-Y) shall adhere to Sony Betacam format with respect to level and timing.

A standard VITS signal (FCC 73.670) should be recorded on each reel.

If closed caption is included, it shall appear on line 21 of field 1 of the vertical blanking interval.

Where possible, program audio should be recorded in stereo. All reels must be labeled stereo. For stereo programs, audio channels 1 and 3 should have identical information on them and audio channels 2 and 4 should have identical information on them. Monaural program audio should be recorded the same on all channels (1 through 4). With respect to dual language program audio, Italian mixed version should be recorded on audio channels 1 and 2, if possible, and the non-Italian mixed version should be recorded on audio channels 3 and 4, if possible.

SMPTE standard 80-bit, longitudinal, drop-frame time code shall be recorded on the time code track. It shall be recorded continuously from the beginning of the reel to the end, with 01:00:00:00 appearing at the first frame of program video (or first frame of audio if program begins with audio over black).

Peak white shall be 100 IRE units, with excursions not to exceed 104 IRE units for specular highlights. Black shall be maintained at a nominal level of 7.5 IRE, with minimum negative excursions not to exceed -5 IRE. The minimum unweighted signal to noise ration shall be 46dB.

Differential phase shall not exceed 3 degrees and differential gain shall not exceed 4 percent.

SCHEDULE C

PROMOTIONAL MATERIALS :

Logos and any other promotional artwork relating to the Channel or to any single programs constituting same in the following manner: on paper (in color), on cromalin (color proofs) in small, medium, and large format, on photographic slides with layout in black and white and color, respectively in positive and negative, animated logos on Betacam SP;

Promo reels relating to the Channel and\or to any single program and\or series of programs constituting such Channel on Betacam SP or digital support with separate international soundtrack (Music and Effects). These promos shall be in the Italian version (voice over). The promo reels shall have a duration of 30 seconds when relating to the Channel and a maximum of 2 minutes when relating to any single program or any series of programs;

Promotional texts on paper, providing general information on the Channel to be used for marketing and sales for the magazine;

Programming schedules on paper and on PC diskette (format: ASCII, 1.44 MB).

SCHEDULE D

SPECIFICATION OF STREAM ACTIVITIES

STREAM will perform the following activities:

1. STREAM shall perform quality control of videotapes to: (i) determine that the tapes conform with Schedule B, (ii) determine if there are errors and/or discrepancies between the videotapes and the playlists, and promptly notify CNI of any errors and technical problems regarding the master videotapes and the playlists.

2. STREAM shall provide to CNI Origination Services and Monitoring Services twenty-four hours per day, seven days a week, provided that CNI is in complete compliance with its obligations under Sections 3.2, 3.3, and Schedule B.

For purposes hereof, “Origination Services” shall consist of: (i) inserting bar codes and such other material as is necessary to permit tapes to be used with the Flexicart or Profile Video Server system (the “Videotape Preparation”), and (ii) transmitting the videotapes according to the playlists using the Flexicart or Profile Video Server system (or such other fully-automated playback system that allows a similar level of error-free automation and technical quality.)

For purposes hereof, “Monitoring Services” shall consist of: (i) visually monitoring the program feed transmissions being generated at the STREAM facility, (ii) compiling a log of all programs and commercials transmitted each day, with titles, identifying numbers, and transmission times (the “As-Run-Log”), and (iii) compiling reports of any transmission, videotape, playback, equipment, and operator failures and errors, the time of such error, the sources of such error, if known, and the corrective action taken by STREAM (the “Discrepancy Reports”).

3. On a weekly basis, STREAM shall, at its own expense, deliver to CNI via electronic mail or facsimile the As-Run-Log the preceding week. Upon the request of CNI, STREAM shall, at its own expense, deliver the Discrepancy Report to CNI.

4. The Flexicart used by STREAM to provide Origination Services shall be fully dedicated to providing such services, and the Flexicart shall be supported by an Uninterrupted Power Supply (“UPS”), and will be supported with automatic transfer to an on-site backup generator.

5. STREAM shall assign a dedicated network representative to be primarily responsible for the supervision and management of the services to be provided by STREAM during the Term, and shall notify CNI of the identity of such person, and any successors to such representative.

6. Videotape preparation and storage:

(i) STREAM shall assign an I.D. number to each videotape.

(ii) STREAM shall supply videotape information detail to database.

(iii) STREAM shall load videotapes on the Flexicart or Profile Video Server system.

(iv) STREAM will manage videotape storage.

SCHEDULE E

CHANNEL VALUE WORKSHEET

VALUATION FACTORS	COMPUTATION INSTRUCTIONS	INTERIM VALUES	WEIGHTED VALUES
I. Level of Subscribers:
A. Reference Subscriber Level	Average Monthly Subscribers for the last month of the Exercise Year	A.

B. Increased Subscriber Levels	B1 = A x 1.2 B2 = A x 1.44 B3 = A x 1.728 B4 = A x 2.0736	B1 B2 B3 B4

C. Adjusted Monthly Subscribers	(A+ B1 + B2 + B3 + B4) ÷ 5	C.

D. Weighted Subscriber Value	.55 x (C x Price Per Subscriber*)		D.

II. Present Value of Future Cash Flows:

E. Channel Revenues**

Sum of payments from STREAM to CNI in the Exercise Year plus any other revenues paid to CNI which directly relate to the Channel (excluding inter-company payments).

See Agreement for formula if Accelerated Purchase Option.

E.

F. Channel Expenses**	The Payment Credit and inter-company payments shall be excluded from the computation of the Channel expenses. See Agreement for formula if Accelerated Purchase Option.	F.

G. Exercise Year Result	E - F	G.

H. Increased Exercise Year Results	H1 = .909 x (G x 1.2) H2 = .826 x (G x 1.44) H3 = .751 x (G x 1.728) H4 = .681 x (G x 2.0736)	H1 H2 H3 H4

I. Residual Value	.621 x [(G x 2.48832) ÷ .10]	I.

J. Weighted Present Value of Future Cash Flows	.35 x [H1 + H2 + H3 + H4 + I]		J.

III. Assets:

K. Channel Assets at end of Exercise Year (or as of the last day of the Notice Month)**		K.

L. Weighted Asset Value	.10 x K		L.

CHANNEL VALUE	D + J + L		$

*	Price Per Subscriber means $15.00 if the Exercise Year is Year 4 of the Term, or if the Notice Month is in Year 4 or before. The Price Per Subscriber may be increased by a bonus of $5.00 per Subscriber pursuant to the Agreement. The Price Per Subscriber shall be increased by the consumer price index published by ISTAT compounded each Year of the Term after Year 4 to account for inflation.
**	If necessary, these amounts shall be converted to Dollars at the Lira to Dollar exchange rate published by Il sole 24 Ore on the Financial Record Date.

EXHIBIT A

Creative Network International (The Netherlands) BV Corporate Guaranty

DEMAND GUARANTY

             1997

STREAM S.p.A.

Via Salaria 1021

Rome, Italy

Ladies and Gentlemen:

The undersigned, Creative Network International (The Netherlands) BV, a Netherlands company having its registered office at Amsterdam, The Netherlands, and with offices at Koningslaan 34, (1075 AD) Amsterdam, The Netherlands (hereinafter referred to as “CNI Holdings” or the “Guarantor”), is informed that our subsidiary CNI Europe (The Netherlands) BV, a Netherlands company having its registered office at Amsterdam, The Netherlands, and with offices at Koningslaan 34, (1075 AD) Amsterdam, The Netherlands (hereinafter referred to as “CNI”, or the “Principal”) a Netherlands company, has entered into that certain Television Programming Distribution Agreement dated as of July     , 1997 (as amended or modified from time to time, the “Agreement”) with you, STREAM S.p.A., an Italian company, having its registered office at Via Salaria 1021, Rome, Italy (hereinafter referred to as “STREAM” or the “Beneficiary”), whereby the Principal granted to STREAM, for the term and upon the conditions set forth therein, a license to distribute the television programming known as the “Channel”. Capitalized terms used and not otherwise defined herein have the same meanings as in the Agreement.

It is a condition precedent to the effectiveness of the Agreement that we execute and deliver this Guaranty to you. Upon the request of CNI and in compliance with the provisions of our Articles of Incorporation, we hereby provide to you this Guaranty.

The Guarantor hereby independently, unconditionally and irrevocably undertakes and agrees to pay to the Beneficiary (i) any and all amounts when due (whether at maturity, upon acceleration or otherwise) under the Agreement and not paid by the Principal pursuant to the terms of the Agreement and (ii) any and all amounts determined by the Arbitration Panel to be due and owing to the Beneficiary under the Agreement (whether by failure of the Principal to perform its obligations under the Agreement or otherwise).

Notwithstanding the foregoing or anything to the contrary in this Guaranty, the Guarantor’s aggregate liability hereunder shall not exceed Six Million and 00/100 United States dollars (US$6,000,000.00) (as such amount may be reduced by the terms hereof, the “Guaranteed Amount”).

Payment of any amounts due under this Guaranty shall be made by the Guarantor to the Beneficiary:

(i)	upon the Beneficiary’s first written demand to the Guarantor at the Guarantor’s address as set forth above (or such other address of the Guarantor as may be specified in a written notice from the Guarantor to the Beneficiary) to pay such amount to the Beneficiary, which demand shall be in writing, be duly signed by a duly authorized officer of the Beneficiary and shall either (a) state that the Principal is in breach of the Agreement because the Principal has failed to pay an amount that is due and owing under Section 9 of the Agreement, as the case may be, and set forth the amount that is then due and owing to the Beneficiary under such Section or (b) state that the Principal is in breach of the Agreement because the Principal has failed to perform one of its nonpayment obligations under the Agreement, state that the Arbitration Panel has determined the amount that is due and owing to the Beneficiary as a result of such breach of performance (a copy of which arbitral determination shall be attached to the demand), and set forth the amount that is then due and owing to the Beneficiary based on such arbitral determination;

(ii)	to an account or otherwise as directed by the Beneficiary, within five business days after receiving the relevant written demand pursuant to subsection (i) above;

(iii)	in immediately available US Dollar funds transmitted by wire transfer; and

(iv)	with no deductions whatsoever except for any withholding tax in accordance with applicable laws and regulations.

Demands that are in conformity with the above provisions will be honored and paid by the Guarantor as set forth above. The Guarantor hereby expressly waives any rights it may have to object to or raise any claims in connection with the Agreement or that otherwise might be raised by the Beneficiary. The Guarantor hereby additionally agrees that if the Principal shall fail to pay or perform its obligations under the Agreement, the Beneficiary may proceed directly and at once, without notice to the Principal or any other person, to make demand on the Guarantor in accordance with this Guaranty without first proceeding against the Principal or any other person.

Each demand that is made under this Guaranty and paid in accordance with this Guaranty shall reduce the Guaranteed Amount by the amount paid in connection with such demand.

Until all of the obligations of the Principal to the Beneficiary under the Agreement have been paid or performed in full, the Guarantor shall have no right of subrogation and hereby irrevocably waives any rights that it may have or acquire by way of subrogation or similar right against the Principal under this Guaranty.

This Guaranty shall expire upon the earliest to occur of:

(i)	the date that is four (4) years after the Effective Date (the “Stated Expiration Date”); provided, however, that if the Beneficiary notifies the Guarantor in writing prior to the Stated Expiration Date that an arbitral matter is pending in connection with an alleged failure by the Principal to perform any of its non-payment obligations under the Agreement, then this Guaranty shall remain in effect only with respect to such arbitral matter and shall terminate on the date that is thirty (30) days after the date of the Arbitration Panel’s determination in connection with such arbitral matter;

(ii)	upon expiration of the Agreement in accordance with its terms; and

(iii)	upon delivery by the Beneficiary to the Guarantor of a written statement of release of the Guarantor of its obligations under this Guaranty irrespective, in such case, of whether this Guaranty is returned to the Guarantor.

This Guaranty shall be subject to, and interpreted in accordance with, the Uniform Rules for Demand Guarantees of the International Chamber of Commerce of Paris (France), publication 458/1992 (the “URDG”) except to the extent that the URDG may be inconsistent with the terms of this Guaranty.

Any dispute arising out of or in connection with this Guaranty, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three arbitrators. The place of arbitration shall be London, England. The language of arbitration shall be English.

If the Guarantor has or hereafter acquires any immunity (sovereign or otherwise) from any legal action, suit, attachment, or other proceeding, or from jurisdiction of any court or from any legal process (whether service or notice), attachment, execution, or otherwise with respect to itself, its property or revenues, the Guarantor, to the fullest extent permitted by law, irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Guaranty.

This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Beneficiary and its successors and assigns, provided, however, that the Guarantor may not assign any of its rights or obligations under this Guaranty without the prior written consent of the Beneficiary.

CREATIVE NETWORK INTERNATIONAL (THE NETHERLANDS) BV

By:
Name:
Title:

EXHIBIT B

Telecom Italia S.p.A. Corporate Guaranty

DEMAND GUARANTY

Rome,                      1997

CNI Europe (The Netherlands) BV

Koningslaan 34

(1075 AD) Amsterdam

The Netherlands

Ladies and Gentlemen:

The undersigned, Telecom Italia S.p.A., an Italian corporation having its headquarters at Corso d’Italia 41, 00198 - Rome, Italy (hereinafter referred to as “TELECOM ITALIA” or the “Guarantor”), is informed that our subsidiary STREAM S.p.A., an Italian company having its registered office at via Salaria 1021 - Rome, Italy (hereinafter referred to as “STREAM” or the “Principal”), has entered into that certain Television Programming Distribution Agreement dated as of July     , 1997 (as amended or modified from time to time, the “Agreement”) with you, CNI Europe (The Netherlands) BV, a Netherlands company having its registered office at Amsterdam, The Netherlands, and with offices at Koningslaan 34, (1075 AD) Amsterdam, The Netherlands (hereinafter referred to as “CNI” or the “Beneficiary”), whereby the Beneficiary granted to STREAM, for the term and upon the conditions set forth therein, a license to distribute the television programming known as the “Channel”. Capitalized terms used and not otherwise defined herein have the same meanings as in the Agreement.

It is a condition precedent to the effectiveness of the Agreement that we execute and deliver this Guaranty to you. Upon the request of STREAM and in compliance with the provisions of our Articles of Association, we hereby provide to you this Guaranty.

The Guarantor hereby independently, unconditionally and irrevocably undertakes and agrees to pay to the Beneficiary (i) any and all amounts when due (whether at maturity, upon acceleration or otherwise) under the Agreement and not paid by the Principal pursuant to the terms of the Agreement and (ii) any and all amounts determined by the Arbitration Panel to be due and owing to the Beneficiary under the Agreement (whether by failure of the Principal to perform its obligations under the Agreement or otherwise). The Guarantor also hereby independently, unconditionally and irrevocably undertakes and agrees to pay to the Beneficiary any and all reasonable and documented costs and expenses incurred by the Beneficiary in enforcing this Guaranty or the Beneficiary’s rights hereunder; it being understood, however, that the Guarantor shall not be liable hereunder for any costs or expenses incurred by the Beneficiary in enforcing the Agreement against the Principal in the situation in which the Beneficiary elects to first proceed against the Principal prior to the Beneficiary enforcing this Guaranty or any of its rights hereunder (it being further understood that the Beneficiary shall have no obligation to first proceed against the Principal and that the Beneficiary may proceed directly and at once against the Guarantor as set forth in this Guaranty).

Notwithstanding the foregoing or anything to the contrary in this Guaranty, the Guarantor’s aggregate liability hereunder shall not exceed Eighteen Million and 00/100 United States dollars (US$18,000,000.00) (as such amount may be reduced by the terms hereof, the “Guaranteed Amount”).

Payment of any amounts due under this Guaranty shall be made by the Guarantor to the Beneficiary:

(i)	upon the Beneficiary’s first written demand to the Guarantor at the Guarantor’s address as set forth above (or such other address of the Guarantor as may be specified in a written notice from the Guarantor to the Beneficiary) to pay such amount to the Beneficiary, which demand shall be in writing, be duly signed by a duly authorized officer of the Beneficiary and shall either (a) state that the Principal is in breach of the Agreement because the Principal has failed to pay an amount that is due and owing under Section 5 of the Agreement, as the case may be, and set forth the amount that is then due and owing to the Beneficiary under such Section or (b) state that the Principal is in breach of the Agreement because the Principal has failed to perform one of its nonpayment obligations under the Agreement, state that the Arbitration Panel has determined the amount that is due and owing to the Beneficiary as a result of such breach of performance (a copy of which arbitral determination shall be attached to the demand), and set forth the amount that is then due and owing to the Beneficiary based on such arbitral determination;

(ii)	to an account or otherwise as directed by the Beneficiary, within five business days after receiving the relevant written demand pursuant to subsection (i) above;

(iii)	in immediately available US Dollar funds transmitted by wire transfer; and

(iv)	with no deductions whatsoever except for any withholding tax in accordance with applicable laws and regulations.

Demands that are in conformity with the above provisions will be honored and paid by the Guarantor as set forth above. The Guarantor hereby expressly waives any rights it may have to object to or raise any claims in connection with the Agreement or that otherwise might be raised by the Beneficiary. The Guarantor hereby additionally agrees that if the Principal shall fail to pay or perform its obligations under the Agreement, the Beneficiary may proceed directly and at once, without notice to the Principal or any other person, to make demand on the Guarantor in accordance with this Guaranty without first proceeding against the Principal or any other person.

Each demand that is made under this Guaranty and paid in accordance with this Guaranty shall reduce the Guaranteed Amount by the amount paid, including any applicable withholding tax paid, in connection with such demand. In addition, the Guaranteed Amount shall automatically reduce by an amount equal to $1,500,000 for each Advance Payment or Installment paid by STREAM to CNI.

Until all of the obligations of the Principal to the Beneficiary under the Agreement have been paid or performed in full, the Guarantor shall have no right of subrogation and hereby irrevocably waives any rights that it may have or acquire by way of subrogation or similar right against the Principal under this Guaranty.

This Guaranty shall expire upon the earliest to occur of:

(i)	the date that is one day after the date that all the Advance Payments and the Installments have been paid to the Beneficiary (the “Stated Expiration Date”); provided, however, that if the Beneficiary notifies the Guarantor in writing prior to the Stated Expiration Date that an arbitral matter is pending in connection with an alleged failure by the Principal to perform any of its non-payment obligations under the Agreement, then this Guaranty shall remain in effect only with respect to such arbitral matter and shall terminate on the date that is thirty (30) days after the date of the Arbitration Panel’s determination in connection with such arbitral matter;

(ii)	upon expiration of the Agreement in accordance with its terms; and

(iii)	upon delivery by the Beneficiary to the Guarantor of a written statement of release of the Guarantor of its obligations under this Guaranty irrespective, in such case, of whether this Guaranty is returned to the Guarantor.

This Guaranty shall be subject to, and interpreted in accordance with, the Uniform Rules for Demand Guarantees of the International Chamber of Commerce of Paris (France), publication 458/1992 (the “URDG”) except to the extent that the URDG may be inconsistent with the terms of this Guaranty.

Any dispute arising out of or in connection with this Guaranty, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three arbitrators. The place of arbitration shall be London, England. The language of arbitration shall be English.

If the Guarantor has or hereafter acquires any immunity (sovereign or otherwise) from any legal action, suit, attachment, or other proceeding, or from jurisdiction of any court or from any legal process (whether service or notice), attachment, execution, or otherwise with respect to itself, its property or revenues, the Guarantor, to the fullest extent permitted by law, irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Guaranty.

This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Beneficiary and its successors and assigns, provided, however, that the Guarantor may not assign any of its rights or obligations under this Guaranty without the prior written consent of the Beneficiary.

TELECOM ITALIA S.p.A.

By:
Name:
Title:	”

* * *

If you are in agreement with the foregoing, kindly arrange to cause your duly authorized representative to sign, and initial every page of, the four originals of this letter and return two of the signed and initialed originals, and a copy by facsimile, to our attorney:

Robert C. Knuepfer

Baker & McKenzie

130 E. Randolph Dr.

Chicago, IL 60601

Facsimile: (312) 861-2899

The Agreement shall be binding between the parties and it shall be dated as of the date of receipt of the facsimile copy by our attorney.

CNI EUROPE (THE NETHERLANDS) BV

By: /s/ Michael T. Kennedy
Name: Michael T. Kennedy
Its: Director

For purposes of its obligations
under Section 11 hereof, only:

CREATIVE NETWORK INTERNATIONAL (THE NETHERLANDS) BV

By: /s/ Michael T. Kennedy
Name: Michael T. Kennedy
Its: Director

Accepted and Agreed By:

STREAM S.p.A.

By:
Name:
Its:

Yours sincerely,

[signature]

STREAM S.p.A.

IL DIRETTORE GENERALE